Exhibit 99.1

PRESS RELEASE

Date: January 3, 2012	Contact:	Donna Luedtke
Website: www.cubicenergyinc.com		Investor Relations
Phone: (972) 686-0369	Email:	donna@cubicenergyinc.com

Cubic Energy, Inc. Receives Notice from NYSE Amex, LLC

and Engages Donohoe Advisory Associates LLC.

DALLAS, TX — Cubic Energy, Inc. (NYSE Amex: QBC) (“Cubic” or the “Company”) announces today that it received a letter on December 27, 2011 from NYSE Amex, LLC (the “Exchange”) stating that based on the information contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, the Company is not in compliance with Section 1003(a)(iii) of the Exchange’s Company Guide because the Company has stockholders’ equity of less than $6,000,000 and losses from continuing operations and/or net losses in five consecutive fiscal years and Section 1003(a)(ii) of the Exchange’s Company Guide because the Company has stockholders equity of less than $4,000,000 and losses from continuing operations and/or net losses in three out of its four most recent fiscal years.

The Company intends to submit a plan to the Exchange by January 27, 2012 detailing how it intends to regain compliance with Section 1003(a)(ii) and (iii) of the Exchange’s Company Guide within a maximum of 18 months.  If the Company does not submit a plan, the plan is not accepted, the Company does not make progress consistent with an accepted plan, or the Company is not in compliance with the continued listing standards by the end of the compliance period, the Company is subject to delisting proceedings.  The Company would be entitled to appeal a determination by the Exchange to initiate delisting proceedings.

Cubic has engaged the services of Donohoe Advisory Associates LLC to, along with securities counsel, advise it and assist it in the preparation and presentation of its definitive plan to the Exchange. For more information, you may visit www.donohoeadvisory.com.

Cubic Energy, Inc. is an independent company engaged in the development and production of, and exploration for, crude oil and natural gas. The Company’s oil and gas assets and activity are concentrated primarily in the Haynesville Shale Play located in Northwest Louisiana.   Additional information can be found on Cubic’s website at:  www.cubicenergyinc.com.

If you would like to be added to Cubic’s email distribution list, please email your name and email address to Donna Luedtke, Investor Relations at donna@cubicenergyinc.com.  This email distribution list is notified of all news events (including press releases and scheduled investor conference calls).

This press release includes statements, which may constitute “forward-looking” statements, usually containing the words “believe”, “intend”, “estimate”‘, “project”‘, “expect”‘, or similar expressions. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, future trends in natural gas prices, the availability of capital for development of mineral projects and other projects, the availability of capital to satisfy debt obligations, the ability to meet NYSE Amex, LLC standards, dependency on pipelines in which to sell the Company’s natural gas it produces, reliance on third party operators for wells in which the Company maintains a working interest, reliance on third party contractors to aid in developing the production infrastructure and in the performance of well completion work, reliance on a suitable outcome in the dispute with EXCO and BG with respect to the Company Drilling Credits, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release. There can be no assurance that any future activities and/or transactions mentioned in this press release will occur as planned. Cubic cannot guarantee the timing of the drilling or any level of production from its wells.